Exhibit 3.3

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Actavis Funding SCS

Société en commandite simple

Siége social: 46A, avenue John F. Kennedy, L-1855, Luxembourg, Grand Duchy of Luxembourg

Capital social: USD 20,000,-

In the year two thousand and fourteen, on the 28th day of May.

BETWEEN:

1.	Actavis International Holding S.á r.l., a Luxembourg private limited liability company (société á responsabilité limitée), having Its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, having a share capital of EUR 75,764 and registered with the Luxembourg Register of Commerce and Companies (RCS) under number B 172.484; and

2.	Actavis Capital S.á r.l., a Luxembourg private limited liability company (société á responsabilité limitée), having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, having a share capital of USD 171,656 and registered with the RCS under number B 178.410.

The parties have agreed to state as follows the articles of association of a limited partnership (soctété en commandite simple), which is hereby incorporated:

I. NAME - REGISTERED OFFICE - DURATION - OBJECT

Art.1.	Name

There exists among Actavis International Holding 8.á r.l., being the general partner (associé commandité) (the General Partner) and Actavis Capital S.á r.l., being the limited partner (associé commanditaire) (the Limited Partner, and together with the General Partner, the Partners) and any and all persons or entities who may become partners in the future, a corporate limited partnership (société en commandite simple) under the name Actavis Funding SCS (the Partnership), governed by these articles of association (the Articles) and the laws of Luxembourg, in particular the law of August 10,1915 on commercial companies, as amended (the Law).

Art.2.	Registered Office

2.1.	The Partnership’s registered office is established in Luxembourg, Grand Duchy of Luxembourg.

2.2.	The registered office may be transferred within the municipality of Luxembourg or any other place within the Grand Duchy of Luxembourg by decision of the General Partner(s).

2.3.	Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by decision of the General Partner(s).

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2.4.	In the event that the General Partner(s) determine(s) that extraordinary political, economic or social developments have occurred or are imminent that interfere or are likely to interfere with the normal activities of the Partnership at its registered office or with the ease of communications with such office, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances. Such temporary measures will have no effect on the nationality of the Partnership which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg Partnership.

Art.3.	Duration

3.1.	The Partnership is established for an unlimited duration.

3.2.	The term of the Partnership does not end by the resignation, dissolution or bankruptcy or insolvency, the death or any similar event affecting one or several partners, including but not limited to the General Partner(s).

Art.4.	Object

4.1.	The Partnership’s object is the acquisition of participations, in Luxembourg or abroad, in any companies or enterprises in any form whatsoever, and the management of those participations. The Partnership may In particular acquire, by subscription, purchase and exchange or in any other manner, any stock, partnership interests and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and, more generally, any securities and financial instruments issued by any public or private entity. It may participate in the creation, development, management and control of any Partnership or enterprise. Further, it may Invest In the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin.

4.2.	The Partnership’s object also consists in the financing of any and all companies that are part of the group to which the Partnership belongs.

4.3.	The Partnership may borrow in any form, whether by private placement or public offer. It may issue notes, bonds and any kind of debt and equity securities. It may lend funds, including, without limitation, the proceeds of any borrowings, to its subsidiaries, affiliated companies and any other companies. It may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over some or all of its assets to guarantee its own obligations and those of any other Partnership, and, generally, for its own benefit and that of any other Partnership or person.

4.4.	The Partnership may use any legal means and instruments to manage its investments efficiently and protect itself against credit risks, currency exchange exposure, interest rate risks and other risks.

4.5.	The Partnership may carry out any transactions that, directly or indirectly, relates to its corporate object.

II. CAPITAL - PARTNERSHIP INTERESTS

Art.5.	Capital

5.1.	The capital of the Partnership (the Capital) is set at twenty thousand United States dollars (USD 20,000.-) represented by two million (2,000,000) partnership interests, each having a

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par value of one cent of a United States dollar (USD 0.01), divided into two (2) general partnership interests, representing zero point zero zero zero one per cent (0.0001%), held by the General Partner (Parts de Commandité) (the General Partnership Interests) and one million nine hundred ninety-nine thousand nine hundred ninety-eight (1,999,998) limited partnership interests, representing ninety-nine point nine thousand nine hundred ninety-nine per cent (99.9999%), held by the Limited Partner (Parts de Commanditaires) (the Limited Partnership Interests and, together with the General Partnership Interests, the Partnership Interests).

5.2.	Each Partnership Interest is entitled to equal rights in the profits and assets of the Partnership.

5.3.	The Partnership Interests are indivisible and the Partnership recognizes only one (1) owner per Partnership Interest.

Art.6.	Transfer of Partnership Interests

6.1.	The General Partnership Interests may not be transferred except to a new General Partner designated by a unanimous vote of all Limited Partner(s). However the consent of the General Partner(s) is not required for the transfer of General Partnership Interests.

6.2.	All other Partnership Interests are freely transferable among the Partners. They may only be transferred to non-partners subject to the prior unanimous approval of such transfer given by the Partners in a general meeting or by written resolutions in accordance with article 16 hereof.

6.3.	The transfer of Partnership Interests to third parties resulting from the enforcement of any and all pledges granted by one or several Partners pursuant to any and all pledge agreements entered in connection thereof is hereby authorized and shall be performed without the prior consent or approval of the Partners.

6.4.	Subject to article 6.3 above, the transfer of Partnership Interests is only binding upon the Partnership and enforceable against third parties following a notification to, or acceptance by, the Partnership in accordance with article 1690 of the Luxembourg Civil Code.

6.5.	No transfer of Partnership Interests shall be permitted if such transfer resulted in the Partnership not at least having one limited and one unlimited partner, who are separate legal persons or entitles.

Art.7.	Issuance of Partnership Interests

The issuance of Partnership Interests to existing or new Partners is subject to a resolution of the general meeting of the Partners adopted in the manner required for the amendment of these Articles.

Art.8.	Form of Partnership Interests - Partners’ register

8.1.	Partnership Interests are and will remain in registered form.

8.2.	The issued Partnership Interests shall be inscribed in a register of Partners, which shall be kept by the Partnership or by one or more persons designated therefore by the Partnership, and such register shall contain the name of each partner, its/her/his address or registered office and the number of Partnership Interests held by it/her/him.

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8.3.	Any transfer of Partnership Interests in accordance with article 6 shall be recorded in the register of Partners.

III. MANAGEMENT - DELEGATION OF POWERS - AUDITOR - REPRESENTATION

Art.9.	Management

9.1.	The Partnership shall be managed by one or several General Partner(s) who shall be personally jointly and severally liable with the Partnership for all liabilities which cannot be covered by the assets of the Partnership.

9.2.	The General Partner(s) is/are vested with the broadest powers to perform all acts of administration and disposition in the Partnership’s interest which are not expressly reserved by the Law or by these Articles to the general meeting of partners.

9.3.	The General Partner(s) shall have full powers to carry out and approve for the Partnership all acts and operations consistent with the Partnership’s objects.

9.4.	In case of plurality of General Partners, decisions of the General Partners shall be validly taken if adopted by a majority of the General Partners.

Art.10.	Delegation of powers

10.1.	Subject to article 14, the General Partner(s) may at any time appoint one or several ad hoc agent(s) to perform specific tasks. The General Partner(s) shall determine the powers and remuneration (if any) of such agent(s), the duration of the period of representation and any other relevant condition of the agency. The agent(s) so appointed are in any case revocable ad nutum by decision of the General Partner(s).

10.2.	The appointment of agent(s) pursuant to article 10.1. above shall have no effect on the unlimited liability of the General Partner(s).

Art.11.	Commissaires aux comptes/ réviseurs d’entreprises

11.1.	The supervision of the Partnership shall be entrusted to one or more statutory auditor(s) (commissaire(s) aux comptes), who may or may not be Partners, when so required by law.

11.2.	The operations of the Partnership shall be supervised by one or several independent auditors (ŕeviseur(s) d’entreprises), when so required by law.

11.3.	The partners appoint the commissaire(s) aux comptes, if any, and réviseur(s) d’entreprises, if any, and determine their number, remuneration and the term of their office, which may not exceed six (6) years. The commissaires aux comptes and réviseurs d’entreprises may be re-appointed.

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Art.12.	Representation

The Partnership shall be bound by the sole signature of the General Partner, or in case of plurality of General Partners, any General Partner or by the sole signature of any person to whom the power to sign on behalf of the Partnership has been validly delegated by the General Partner(s) in accordance with article 10.1. of these Articles.

Art.13.	No remuneration of the General Partner(s)

The General Partner(s) and the members or employees of the General Partner(s) shall receive no remuneration from the Partnership for their duties.

Art.14.	Restrictions on Limited Partners

No Limited Partner shall:

(a)	be permitted to take part in, or interfere in any manner with, the control of the business or affairs of the Partnership other than by exercising their rights as partners in general meetings; or

(b)	have the authority or power to act as agent for or on behalf of the Partnership or any other partner, to do any act which would be binding on the Partnership or any other partner, or to incur any expenditures on behalf of or with respect to the Partnership.

IV. GENERAL MEETINGS OF PARTNERS

Art.15.	Powers and voting rights

15.1.	Each Partnership Interest entitles its holder to one vote in general meetings of Partners.

15.2.	Each Partner may appoint any person or entity as its attorney pursuant to a proxy given by letter, telegram, telex, telefax or e-mail, to represent it at a general meeting of Partners.

Art.16.	Form - Quorum - Majority

16.1.	The Partners shall meet as often as necessary upon call of the General Partner or, in case of plurality of General Partners, any one (1) General Partner with at least five (5) days prior written notice. The general meeting of Partners shall be held at the place Indicated in the convening notice.

16.2.	If all the Partners are present or represented at a general meeting of Partners, the convening notices may be waived in writing.

16.3.	Subject to article 16.5. of these Articles, resolutions at general meetings of Partners shall be passed validly by a majority of Partners present or represented at the meeting.

16.4.	Notwithstanding article 16.3. of these Articles, the general meeting of Partners shall not validly deliberate unless the General Partner or, in case of plurality of General Partners, each General Partner is present or represented.

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16.5.	Any general meeting of Partners convened to amend any provision of, and/or fully restate, these Articles shall not validly deliberate unless at least one half (1/2) of the Partnership Interests outstanding is present or represented and the agenda indicates the proposed amendments to these Articles. If the quorum requirement is not satisfied, a second general meeting of Partners may be convened by registered letter confirmed by the stamp evidencing the date of dispatch addressed to each Partner. Such convening notice shall reproduce the agenda and indicate the date and the results of the previous general meeting of Partners. The second general meeting of Partners shall validly deliberate regardless of the proportion of Partnership Interests represented. Resolutions are validly adopted when approved by Partners representing three quarters (3/4) of the Partnership Interests outstanding and by the General Partner, or in case of plurality of General Partners, each of the General Partners.

16.6.	Decisions of the Partners may be taken by circular resolution, the text of which shall be sent to the Partners in writing, whether in original or by telegram, telex, telefax or e-mail. The Partners shall cast their vote by signing the circular resolution.

V. ANNUAL GENERAL MEETING - ACCOUNTS

Art.17.	Annual General Meeting

An annual general meeting of partners approving the financial statements shall be held annually within six (6) months after the dose of the accounting year at the registered office of the Partnership or at such other place as may be specified in the notice convening the meeting.

Art.18.	Accounting Year

18.1.	The accounting year of the Partnership begins on the first (1st) January and ends on the thirty- first (31st) December of each year.

18.2.	Each year, the General Partner(s) shall prepare in accordance with the Law, the financial statements of the Partnership.

Art.19.	Distribution of Profits

19.1.	The Partners determine the allocation of the balance of the annual net profits. They may decide on the payment of a dividend, to transfer the balance to a reserve account, or to carry it forward in accordance with the applicable legal provisions.

19.2.	Interim dividends may be distributed at any time by the general meeting of the Partners, upon proposal of the General Partner(s), subject to the following conditions:

(i)	the General Partner(s) draw(s) up interim accounts;

(ii)	the interim accounts show that sufficient profits and other reserves (including partnership interests premiums) are available for distribution; It being understood that the amount to be distributed may not exceed the profits made since the end of the last accounting year for which the annual accounts have been approved, if any, increased by profits carried forward and distributable reserves, and reduced by losses carried forward and sums to be allocated to the legal reserve;

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(iii)	the decision to distribute interim dividends shall be made within two (2) months from the date of the interim accounts; and

(iv)	the rights of the Partnership’s creditors are not threatened, taking the assets of the Partnership.

19.3.	Distributions of (interim or annual net) profits shall be made to the portion of the Partnership’s corporate capital that each partner holds.

VI. DISSOLUTION - LIQUIDATION

Art.20.	Dissolution - Liquidation

20.1.	The Partnership may be dissolved at any time by a resolution of the Partners adopted in accordance with article 16 above. The Partners must appoint one or several liquidators, who need not be Partners, to carry out the liquidation and must determine their number, powers and remuneration. Unless otherwise decided by the Partners, the liquidator(s) has/have the broadest powers to realize the assets and pay the liabilities of the Partnership.

20.2.	The surplus remaining after the realization of the assets and the payment of the liabilities Is distributed to the Partners in proportion to the Partnership interest each Partner owns.

VII. GENERAL PROVISION

Art.21.	Application of the Law

21.1.	These Articles are governed by the laws of the Grand Duchy of Luxembourg and in particular the Law.

21.2.	Notices and communications are made or waived and the resolutions taken by the General Partner, in its capacity as exclusive manager of the Partnership, as well as the Partners circular resolutions are evidenced in writing, by telegram, telefax, e-mail or by any other generally accepted means of electronic communication.

21.3.	Powers of attorney are granted by any of the means described above.

21.4.	Signatures may be in handwritten or electronic form, provided that signatures in electronic form fulfill all legal requirements to be deemed equivalent to handwritten signatures. Signatures of the resolutions taken by the General Partner, in its capacity as exclusive manager of the Partnership, or the Partners circular resolutions, as the case may be, are affixed on one original or on several counterparts of the same document, all of which taken together constitute one and the same document.

21.5.	All matters not expressly governed by the Articles are determined in accordance with the Law and, subject to any non waivable legal provisions, any agreement entered into by the Partners from time to time.

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TRANSITORY PROVISION

The first financial year begins on the date of this deed and ends on December 31, 2014.

SUBSCRIPTION - PAYMENT

Thereupon, the parties, prenamed above declare to subscribe to one-hundred per cent (100%) Partnership Interests representing the Capital of the Partnership and undertake to pay up such Partnership Interests in cash or in kind (as the case may be) as follows:

Name of Partner	Partnership Interests	Commitment
Actavis International Holding S.á r,l,	2 General Partnership Interests	USD 0.02
Actavis Capital S.á r,l,	1,999,998 Limited Partnership Interests	USD 19,999.98

The Articles have been executed, in three (3) originals copies on the day and year first above written, one for each party and one additional copy given to the General Partner.

These Articles may be authenticated In any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Partners hereto may authenticate these Articles by signing any such counterpart. These Articles may be authenticated by manual signature, facsimile or electronic means, all of which shall be equally valid.

[Signature page follows]

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Signature page of the private deed stating the articles of association and incorporating Actavis Funding SCS

Actavis International Holding S.á r,l., as General Partner

/s/ Maurice Mulders
By:	Maurice Mulders
Title:	Class A Manager

/s/ Patrick van Denzen
By:	Patrick van Denzen
Title:	Class B Manager

Actavis Capital S.á r.l., as Limited Partner

/s/ David A. Buchen
By:	David A. Buchen
Title:	Class A Manager

/s/ Fabrice Rota
By:	Fabrice Rota
Title:	Class B Manager